Exhibit 99.1

China GengSheng Minerals Reports Third Quarter 2010 Financial Results

Company Achieves Record Revenue of $16.7 million;
Gross Profit Increases 17.1% Year-over-Year to $4.9 million

GONGYI, China, November 18, 2010 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights:

•	Revenue increased 12.2% year-over-year and 11.6% quarter-over-quarter to approximately $16.7 million.

	o	Fracture proppant sales were approximately $5.0 million, an increase of 91.4% year-over-year and 62.8% quarter-over-quarter.

	o	Refractories sales were approximately $11.4 million, compared with approximately $12.2 million in the third quarter of 2009.

	o	Newly introduced fine precision abrasive product sales were approximately $0.2 million.

•	Gross profit increased by 17.1% to approximately $4.9 million, or 29.5% of total sales, compared with approximately $4.2 million, or 28.3% of total sales in the same period a year ago.

•	Total operating expense increased to approximately $3.5 million, compared with approximately $2.6 million in the third quarter of 2009.

•	Net income was approximately $0.9 million, or $0.04 per share, compared with approximately $1.7 million in the third quarter of 2009.

•	Comprehensive income attributable to the Company’s stockholders was approximately $1.7 million for the third quarters of 2010 and 2009.

•	Cash and cash equivalents of approximately $7.5 million, stockholders’ equity of approximately $52.8 million and working capital of approximately $23.3 million, as of September 30, 2010.

Third Quarter 2010 and Recent Business Highlights:

  Completed commercial launch of fine precision abrasives product line, and began shipping product under its first three supply contracts.

  Joined the Federation for International Refractory Research and Education as the organization’s first Chinese industrial partner.

  Signed operating lease agreement for fracture proppant manufacturing facility, increasing annual capacity to 75,000 metric tons.

  Awarded $2.1 million overseas fracture proppant contract with AMSAT International, an advanced ceramics technology company based in Orlando, Florida.

“Our strong sales for the period were led by our fracture proppant business with significant growth in demand driven by increased drilling activity,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “Additionally, the third quarter was notable for the launch and first commercial sales of our fine precision abrasives product line. In addition to the immediate contributions, the introduction of fine precision abrasives gives us access to the sizeable, fast-growing solar market and a number of large, high-profile potential customers.

“While we achieved record revenue for the period, our refractories business continued to be impacted by economic weakness in the Chinese steel industry. We continue to offset this by transitioning to a revenue mix of higher-end monolithic refractory products. During the quarter, we also made important investments in our research and development to expand our refractory and industrial ceramics offerings, and incurred higher costs associated with increased personnel and salaries for our fracture proppant and fine precision abrasives businesses as we met new proppant sales goals and increased staff to support the launch and sales efforts of fine precision abrasives. These investments drove an increase in operating expenses in the third quarter, which impacted our bottom line, but significantly improve the Company’s overall position and, we believe, will help us achieve our longer-term growth objectives.

“Given our strong domestic foothold, we are working aggressively to expand our presence internationally in order to capitalize on the significant, untapped potential in the overseas markets. To better position the Company to pursue sales opportunities and demand in the domestic and international fracture proppant market, we recently increased our annual production capacity to 75,000 metric tons. As the near-term outlook for the Chinese steel industry remains uncertain, we continue to ramp our fracture proppant business and recently introduced fine precision abrasives products. Both business segments represent large and growing market opportunities where we can readily expand our business,” Mr. Zhang concluded.

Financial Results for the Three Months Ended September 30, 2010

For the third quarter of 2010, sales revenue was approximately $16.7 million, an increase of approximately 12.2%, compared with approximately $14.9 million in the third quarter of 2009, or 11.6%, compared with approximately $15.0 million in the second quarter of 2010. The increase was mainly attributable to increased export sales from the Company’s fracture proppant segment.

  Sales of the Company’s core refractory products totaled approximately $11.4 million, or 68% of sales, a decrease of 6.6%, compared with approximately $12.2 million in the third quarter of 2009, and a slight increase over approximately $11.3 million in the second quarter of 2010. The year-over-year decline in refractories sales is mainly related to the slowdown of steel industry in China.

  Sales of fracture proppant products totaled approximately $5.0 million, or 30.0% of sales, an increase of 91.4%, compared with approximately $2.6 million in the third quarter of 2009, and an increase of 62.8%, compared with approximately $3.1 million in the second quarter of 2010. The year-over-year and sequential quarter increases in fracture proppant sales are mainly due to increased export sales.

  Sales of industrial ceramics products totaled approximately $144,000, or 0.9% of sales, an increase of 31.4%, compared with approximately $109,000 in the third quarter of 2009, and approximately $0.6 million in the second quarter of 2010.

  Sales of the Company’s fine precision abrasives products, which launched commercially in the third quarter of 2010, totaled approximately $0.2 million, or 1.1% of total sales for the three months ended September 30, 2010.

Cost of goods sold totaled $11.8 million, an increase of 10.3%, compared with $10.7 million for the same period a year ago. The increase in cost of goods sold resulted from an increase in the total revenue of our products.

Gross profit for the three months ended September 30, 2010, was approximately $4.9 million, or 29.5% of revenue, compared with gross profit of approximately $4.2 million, or 28.3% of revenue, in the third quarter of 2009. The increases in gross profit and gross margin for the quarter were mainly driven by increased product sales, a shift in revenue mix within the Company’s refractories business toward higher-end products and an increase in export sales of fracture proppants, which carry higher gross margins.

For the three months ended September 30, 2010, total operating expenses were approximately $3.5 million, compared with approximately $2.6 million in the year-ago period.

General and administrative expenses increased by approximately $0.6 million, or 59.6%, to approximately $1.5 million for the three months ended September 30, 2010, from approximately $1.0 million for the three months ended September 30, 2009. The increase in general and administrative expenses was primarily related to an increase in human resources related expenses, higher ordinary expenditures and depreciation and amortization expenses related to the Company’s Micronized subsidiary.

Selling expenses increased by approximately $0.3 million, or 17.8%, to approximately $1.7 million for the three months ended September 30, 2010, compared with approximately $1.5 million for the three months ended September 30, 2009. The increase in selling expenses was primarily attributable to increased export sales of the Company’s fracture proppant products, as well as marketing activities associated with the launch of fine precision abrasives.

Finance costs increased by approximately $0.3 million, or 91.8%, to approximately $0.6 million in the three months ended September 30, 2010, from approximately $0.3 million in the same period in 2009. The increase was primarily due to increased interest expense related to an increase of approximately $11.0 million in short-term bank loans from domestic commercial banks in order to meet our working capital needs, compared with the same period in 2009.

Income tax expense increased to approximately $87,000, from approximately $38,000 in the third quarter of 2009. The increase in income tax expense was related to an increase in the tax rate of the Company’s fracture proppant subsidiary, Duesail, which had been exempt from enterprise income tax through the end of 2009. Beginning in 2010, Duesail was subject to an enterprise income tax rate of 12.5%.

Net income attributable to Company's common stockholders was approximately $0.9 million, or $0.04 per share, compared with net income approximately of $1.6 million, or $0.07 per share, in the same period of 2009. The decrease in net income was primarily attributable to the increased operating expenses and finance costs.

Comprehensive income attributable to the Company’s common stockholders was flat, at approximately $1.7 million, for the three months periods ended September 30, 2010 and 2009.

Financial Results for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, sales revenue was approximately $43.6 million, compared with approximately $41.7 million for the nine months ended September 30, 2009.

  Sales of the Company’s core refractory products totaled approximately $33.1 million, or 75.9% of sales, compared with approximately $34.3 million, or 82.2% of sales, for the first nine months of 2009.

  Sales of fracture proppant products totaled approximately $9.3 million, or 21.5% of sales, compared with approximately $6.6 million, or 15.8% of sales, for the nine months ended September 30, 2009.

  Sales of industrial ceramics products totaled approximately $1.0 million, or 2.2% of sales, compared with approximately $0.8 million for the comparable year-ago period.

  Sales of fine precision abrasives products totaled approximately 184,000, or 0.4% of sales.

Gross profit for the nine months ended September 30, 2010 was approximately $13.8 million, or 31.7% of revenue, compared with gross profit of approximately $12.4 million, or 29.7% of revenue, for the nine months ended September 30, 2009. The increase in gross margin percentage was mainly due to a significant increase in average sales price, an increase in export revenue from fracture proppants and decreased raw material prices.

General and administrative expenses totaled approximately $4.4 million, compared with approximately $3.0 million for the same period in 2009. The increase in general and administrative expenses during the period was primarily attributable to increased expense associated with the Company’s fine precision abrasives facility, and a non-cash share-based compensation expense of approximately $0.3 million during the nine months ended September 30, 2010. Selling expenses for period were approximately $5.0 million, compared with approximately $4.4 million for the nine months ended September 30, 2009. Research and development expenses increased to approximately $0.8 million, from approximately $0.3 million in the nine months ended September 30, 2009. Total operating expenses were approximately $10.2 million, compared with approximately $7.7 million in the year-ago period.

Finance costs totaled approximately $1.3 million in the three months ended September 30, 2010, compared with approximately $0.7 million in the same period in 2009. The increase was primarily attributable to an increase in short-term bank loans from domestic commercial banks, compared with the same period a year ago.

Income tax expense was approximately $0.4 million for the nine months periods ended September 30, 2010 and 2009. As a percentage of income before income taxes and noncontrolling interest, effective tax rate was 13.7% for the nine months ended September 30, 2010, compared with 7.2% for the period a year ago. The increase in effective tax rate was related to an increase in the tax rate of the Company’s fracture proppant subsidiary, Duesail.

Net income attributable to Company's common stockholders was approximately $2.3 million, or $0.10 per share, compared with a net income of approximately $4.7 million, or $0.19 per share, for the same period of 2009.

Comprehensive income attributable to the Company’s common stockholders was approximately $3.3 million for the nine months ended September 30, 2010, compared with comprehensive income of approximately of $4.7 million for the nine months ended September 30, 2009.

The Company had cash and cash equivalents totaling approximately $7.5 million, working capital of approximately $23.3 million and stockholders’ equity of approximately $52.8 million, as of September 30, 2010. This compares with cash and cash equivalents approximately of $1.0 million, working capital of approximately $24.6 million and stockholders’ equity of approximately $48.9 million, as of December 31, 2009.

Conference Call

Management will hold a conference call tomorrow, Friday, November 19, 2010 at 8:00 a.m. EST (9:00 p.m. BJ time) to discuss third quarter results.

To participate in the call please dial (877) 407-8035 from the U.S. and Canada, or (201) 689-8035 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through November 26, 2010. To access the replay, please dial (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally; account number 286 and conference ID 361233. Additionally, a webcast archive will be available for a period of one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

{Financial tables follow}

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$7,492,270	$992,204
Restricted cash	22,155,600	15,990,300
Trade receivables, net	42,221,295	36,909,518
Government Grant receivable	940,116	1,100,250
Bills receivable	1,082,449	1,953,496
Other receivables and prepayments	9,341,910	6,527,718
Inventories	14,327,434	9,924,413
Deferred tax assets	89,131	56,787

Total current assets	97,650,205	73,454,686

Deposits for acquisition of property, plant and equipment and land use right	1,119,393	276,520
Goodwill	441,089	441,089
Intangible asset, net	932,223	953,550
Property, plant and equipment, net	26,051,911	21,980,340
Land use right, net	937,142	934,981

TOTAL ASSETS	$127,131,963	$98,041,166

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$11,563,771	$12,327,618
Bills payable	14,221,500	1,512,200
Other payables and accrued expenses	7,632,029	4,294,606
Deferred revenue - Government grants	389,220	381,420
Income taxes payable	453,321	313,430
Non-interest-bearing loans	3,224,144	1,520,160
Collateralized bank loans	36,751,350	28,459,800
Deferred tax liabilities	129,005	89,244

TOTAL LIABILITIES	74,364,340	48,898,478

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - $0.001 par value per share; authorized 100,000,000 shares in 2010 and 2009, issued and outstanding 24,294,386 shares in 2010 and 24,038,183 in 2009	24,294	24,038
Additional paid-in capital	19,894,788	19,608,044
Statutory and other reserves	7,419,868	7,419,868
Accumulated other comprehensive income	5,340,936	4,344,766
Retained earnings	19,789,020	17,473,813

Total China GengSheng Minerals, Inc. (“the Company”) stockholders' equity	52,468,906	48,870,529
NONCONTROLLING INTEREST	298,717	272,159

TOTAL EQUITY	52,767,623	49,142,688

TOTAL LIABILITIES AND EQUITY	$127,131,963	$98,041,166

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue

Sales	$16,739,173	$14,916,423	$43,594,852	$41,684,358
Cost of goods sold	(11,794,922)	(10,694,531)	(29,761,067)	(29,321,083)

Gross profit	4,944,251	4,221,892	13,833,785	12,363,275
Operating expenses
General and administrative expenses	1,542,786	966,418	4,391,438	3,014,299
Research and development cost	264,578	120,268	762,285	308,881
Selling expenses	1,725,262	1,464,701	5,030,818	4,378,227

Total operating expenses	3,532,626	2,551,387	10,184,541	7,701,407

Net operating income	1,411,625	1,670,505	3,649,244	4,661,868
Other (expenses) income
Government grant income	51,752	44,082	122,784	813,838
Interest income	27,777	18,762	186,276	38,971
Other income	56,412	266,854	60,108	328,598
Finance costs	(562,878)	(293,423)	(1,311,836)	(735,816)

Total other (expenses) income	(426,937)	36,275	(942,668)	445,591
Income before income taxes and noncontrolling interest	984,688	1,706,780	2,706,576	5,107,459
Income taxes	(86,684)	(38,024)	(371,294)	(366,214)
Net income before noncontrolling interest	898,004	1,668,756	2,335,282	4,741,245
Net income attributable to noncontrolling interest	6,990	(1,220)	(20,075)	(76,485)

Net income attributable to the Company’s stockholders	$904,994	$1,667,536	$2,315,207	$4,664,760
Net income before noncontrolling interest	$898,004	$1,668,756	$2,335,282	$4,741,245
Other comprehensive income
Foreign currency translation adjustment	805,236	54,020	1,002,653	(3,557)

Comprehensive income	1,703,240	1,722,776	3,337,935	4,737,688

Comprehensive income attributable to noncontrolling interest	2,171	(2,201)	(26,558)	(76,486)

Comprehensive income attributable to the Company’s stockholders	$1,705,411	$1,720,575	$3,311,377	$4,661,202

Earnings per share-Basic and diluted	$0.04	$0.07	$0.10	$0.19

Weighted average number of shares - Basic and diluted	24,269,727	24,038,183	24,294,366	24,038,183

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income before noncontrolling interest	$2,335,282	$4,741,245
Adjustment to reconcile net income before noncontrolling interest to net cash used in operating activities:
Depreciation	1,157,129	689,917
Amortization for intangible assets	40,118	-
Amortization for land use right	16,665	15,982
Government grant income	-	(813,838)
Write back of unsecured interest-bearing loan	-	(219,885)
Share-based payment compensation	287,000	-
Deferred taxes	7,258	23,124
Reversal of provision for doubtful debts	(16,390)	-
(Gain) loss on disposal of property plant and equipment	(57,860)	1,062
Changes in operating assets and liabilities:
Restricted cash	(8,826,000)	(6,156,780)
Trade receivables	(4,507,792)	(5,302,136)
Bills receivable	940,251	(883,432)
Other receivables and prepayments	(2,634,294)	(2,001,926)
Inventories	(4,126,827)	147,181
Other payables and accrued expenses	3,190,654	(1,153,321)
Trade payables	(840,238)	1,096,155
Bills payable	12,413,100	6,449,960
Income taxes payable	140,847	53,422

Net cash flows used in operating activities	(481,097)	(3,313,270)

Cash flows from investing activities
Deposit for acquisition of land use right	(560,447)	(216,798)
Payments to acquire and for deposit for acquisition of property, plant and equipment	(5,078,730)	(5,179,541)
Proceeds from disposal of property, plant and equipment	-	116,498

Net cash flows used in investing activities	(5,639,177)	(5,279,841)

Cash flows from financing activities
Restricted cash	3,089,100	-
Proceeds from bank loans	36,113,050	14,805,590
Repayment of bank loans	(28,537,400)	(3,738,045)
Government grant received	179,462	813,838
Repayment to a director	-	(2,386,025)
Repayment of non-interest-bearing loans	(588,646)	-
Proceeds of non-interest-bearing loans	2,232,488	-

Net cash flows provided by financing activities	$12,488,054	$9,495,358

Effect of foreign currency translation on cash and cash equivalents	$132,286	$676

Net increase in cash and cash equivalents	6,500,066	902,923
Cash and cash equivalents - beginning of period	992,204	955,732

Cash and cash equivalents - end of period	$7,492,270	$1,858,655

Supplemental disclosure of cash flow information: -
Cash paid for:
Interest	$700,569	$648,622
Income taxes	$277,463	$310,978

Non-cash operating and investing activities:-
Receivables for disposal of property, plant and equipment settled by offsetting accounts payable	$158,066	$-

For more information, please contact:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

China Gengsheng Minerals, Inc.
Mr. Shuai Zhang
Investor Relations
gszs@gengsheng.com